Exhibit 99.1

Natus Medical Announces 2010 First Quarter Financial Results

- Increases 2010 Revenue and Earnings Guidance

- First Quarter non-GAAP Earnings per Share Increases 80%

SAN CARLOS, Calif.--(BUSINESS WIRE)--April 29, 2010--Natus Medical Incorporated (Nasdaq:BABY) today announced financial results for the three months ended March 31, 2010.

For the first quarter ended March 31, 2010, revenue increased 47% to $49.2 million, compared to $33.4 million in the comparable quarter of the previous year. The Company incurred a net loss of $303,000, or $(0.01) per diluted share for the first quarter of 2010, compared with net income of $787,000, or $0.03 per diluted share, for the first quarter of 2009.

The results for the first quarter of 2010 included a restructuring charge of $3.0 million to eliminate redundant personnel costs resulting from the recent acquisition of Alpine Biomed Holdings Corp, which were reported as a component of general and administrative expense, and $1.2 million of amortization expense associated with certain acquisition-related intangible assets. Excluding these charges, non-GAAP earnings per share for the quarter was $0.09 per diluted share, an increase of 80% from non-GAAP earnings per share of $0.05 for the same quarter last year.

“I am very pleased with our first quarter results, with both our revenue and earnings exceeding our expectations,” said Jim Hawkins, President and Chief Executive Officer of the Company. “While we saw strong demand in all of our product categories, most notable was the rebound in our domestic neurology business where we shipped numerous large orders. Following a slowdown in hospital capital spending in early 2009, orders began to increase in the middle of the year and accelerated through the first quarter of this year. We believe the return of these large orders signifies that hospital spending has not only stabilized, but is returning to previous levels.”

“We are also pleased that our gross profit margin has improved to 60% in the first quarter. We anticipate that our gross profit will improve to previous levels over the course of the year,” said Hawkins.

“We believe our business model is on track as we intend to do an additional acquisition in the second half of 2010 and continue to execute on our business model of combining internal growth with accretive acquisitions,” added Hawkins.

Natus announced the Alpine restructuring in a press release issued January 13, 2010, wherein the Company said it expected to record a charge of $2.5 million or approximately $0.05 per share. The actual restructuring charge was $3.0 million, reducing GAAP earnings per share by $0.07, or an additional two cents per share. The restructuring charge was greater primarily because severance benefits for employees in foreign jurisdictions were higher than previously expected.

As of March 31, 2010, the Company had cash, cash equivalents, and short-term investments of $39.4 million, stockholders' equity of approximately $243 million, and working capital of approximately $77 million.

Financial Guidance on a GAAP and non-GAAP Basis

Natus increased its revenue and earnings guidance for the full year 2010.

For the full year 2010, the Company now expects revenue to be approximately $205 million and earnings per share to range from $0.47 to $0.49. The Company had previously said it expected that revenue would be approximately $198 million and earnings per share would range from $0.45 to $0.47.

Natus also announced revenue and earnings guidance for the second quarter of 2010. For the second quarter 2010, the Company expects revenue to range from $50 million to $51 million and earnings per share to range from $0.11 to $0.12. This compares to revenue of $37.3 million and earnings per share of $0.08 reported in the second quarter of 2009.

On a non-GAAP basis the Company expects earnings per share to range from $0.64 to $0.66 for the full year and $0.13 to $0.14 for the second quarter of 2010. The Company had earlier said that non-GAAP earnings per share for the full year would range from $0.60 to $0.62. The non-GAAP earnings guidance excludes the restructuring charge as well as amortization expense associated with certain acquisition-related intangible assets. The Company has elected to provide its guidance on a non-GAAP basis that excludes these items as this presentation is common among companies that are active acquirors and whose results are, accordingly, affected by such charges, because this information is used by management to evaluate operating results and because it believes this information will assist investors in making period to period comparisons of the Company's operating results.

The Company’s GAAP-based guidance includes the impact of expensing employee equity based compensation. All earnings per share amounts are on a diluted basis.

Use of Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with GAAP, this release contains non-GAAP financial measures that exclude a restructuring charge as well as amortization expense associated with certain acquisition-related intangible assets. The Company believes that the presentation of results excluding these charges provides meaningful supplemental information to both management and investors that are indicative of the Company's core operating results. Therefore, the Company believes these non-GAAP financial measures facilitate comparison of operating results across reporting periods. A reconciliation between the Company's results of operations on a GAAP and non-GAAP basis for the periods reported is included as part of the condensed consolidated statements of operations at the end of the Company's financial results release.

The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company's performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to the Company's historical performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated.

Conference Call

Natus has scheduled an investment-community conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time today (8:00 a.m. Pacific Time). Individuals interested in listening to the conference call may do so by dialing 800-573-4842 for domestic callers, or 1-617-224-4327 for international callers, and entering reservation code 24416747. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 888-286-8010 for domestic callers, or 1-617-801-6888 for international callers, and entering reservation code 97684604.

The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 90 days following the completion of the call.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments such as hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and newborn care. Product offerings include computerized neurodiagnostic systems for audiology, neurology, polysomnography, and neonatology, as well as newborn care products such as hearing screening systems, phototherapy devices for the treatment of newborn jaundice, head-cooling products for the treatment of brain injury in newborns, and software systems for managing and tracking disorders and diseases for public health laboratories.

Additional information about Natus Medical can be found at www.natus.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include, but are not limited to, statements regarding anticipated revenue and profitability for the second quarter and full year 2010 on a GAAP and non-GAAP basis, stabilization of hospital spending, future improvement in gross profit margins, achievement of internal growth, and the completion of acquisitions that will be accretive to earnings. These statements relate to current estimates and assumptions of our management as of the date of this press release, and future events or Natus' future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, the impact of adverse global economic conditions on our target markets, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, and risks associated with bringing new products to market and integrating acquired businesses. Natus disclaims any obligation to update information contained in any forward-looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2009, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended
	March	March
	2010	2009

Revenue	$49,160	$33,357
Cost of revenue	19,548	13,049

Gross profit	29,612	20,308

Operating expenses:
Marketing and selling	13,773	9,987
Research and development	5,130	3,714
General and administrative	10,917	5,504

Total operating expenses	29,820	19,205

Income (loss) from operations	(208)	1,103

Other income/(expense):
Interest income	8	105
Interest expense	(26)	(14)
Other income, net	(36)	35

Total other income/(expense)	(54)	126

Income (loss) before provision for income tax	(262)	1,229

Provision for income tax	41	442

Net income (loss)	$(303)	$787

Earnings (loss) per share:
Basic	$(0.01)	$0.03
Diluted	$(0.01)	$0.03

Weighted-average shares used to compute
Basic earnings (loss) per share	27,726	27,606
Diluted earnings (loss) per share	27,726	28,136

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP ADJUSTMENTS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended
	March	March
	2010	2009
GAAP based results:

Income before provision for income tax	$(262)	$1,229

Non-GAAP adjustments:

Amortization expense associated with certain acquired intangible assets reported as a component of:			(a)
Cost of revenue	370	381
Marketing and selling	510	426
Research and development	329	240

Restructuring charge reported as a component of general and administrative expense	3,030	- -	(b)

Non-GAAP income before provision for income tax	3,977	2,276

Provision for income tax, as adjusted	1,412	819

Non-GAAP net income	$2,565	$1,457

Non-GAAP earnings per share:
Basic	$0.09	$0.05
Diluted	$0.09	$0.05

Weighted-average shares used to compute
Basic non-GAAP earnings per share	27,726	27,606
Diluted non-GAAP earnings per share	28,829	28,136

Note:

The Company has elected to provide non-GAAP financial results that exclude the items below as this presentation is common among companies that are active acquirors and whose results are, accordingly, affected by such charges, because this information is used by management to evaluate operating results and because it believes this information will assist investors in making period to period comparisons of the Company's operating results.

(a) Amortization expense associated with acquired intangible assets

(b) Restructuring charge

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
GUIDANCE INCLUDING GAAP TO NON-GAAP EARNINGS PER SHARE RECONCILIATION
(unaudited)

	Three months ending	Fiscal year ending
	June 30,2010	December 31, 2010
$50 Million
Revenue	to
	$51 Million	$205 Million
Earnings per share:

GAAP basis	$0.11 to $0.12	$0.47 to $0.49

Non-GAAP adjustments

Restructuring charge	- -	$0.07

Amortization of acquisition-related intangible assets	$0.02	$0.10

Non-GAAP earnings per share	$0.13 to $0.14	$0.64 to $0.66

CONTACT:
Natus Medical Incorporated
Steven J. Murphy, 650-802-0400
Chief Financial Officer
InvestorRelations@Natus.com